Filed Pursuant to Rule 424(b)(2)

Registration No. 333-223208

Supplement dated July 3, 2018

to Pricing Supplement dated April 3, 2018

Equity Index Underlying Supplement dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Prospectus dated February 26, 2018

HSBC USA Inc.

Buffered Accelerated Market Participation SecuritiesTM (“Buffered AMPS”)

Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index due February 15, 2023

CUSIP: 40435FYK7

(the “securities”)

This document supplements the offering documents referenced above, including in connection with any secondary market transactions in the securities by HSBC Securities (USA) Inc. and its affiliates. Terms used but not defined in this supplement have the meanings set forth in those offering documents.

In the pricing supplement, dated April 3, 2018 and filed with the Securities and Exchange Commission (the “SEC”) on April 4, 2018 (the “Pricing Supplement”), with respect to each Underlying, its Initial Level was defined as the arithmetic average of its Official Closing Levels on each Initial Level Valuation Date on which a Market Disruption Event does not occur.

The last Initial Level Valuation Date is July 3, 2018. The arithmetic average of the Official Closing Levels on each Initial Level Valuation Date on which a Market Disruption Event does not occur is 2,699.95 with respect to the S&P 500® Index, and 1,610.282 with respect to the Russell 2000® Index.

Therefore, the Initial Levels for the securities are 2,699.95 with respect to the S&P 500® Index, and 1,610.282 with respect to the Russell 2000® Index.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the securities and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of the Pricing Supplement, page S-1 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated April 3, 2018:

https://www.sec.gov/Archives/edgar/data/83246/000114420418019186/tv490401_424b2.htm

•	Equity Index Underlying Supplement dated February 26, 2018:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

•	Prospectus supplement dated February 26, 2018:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

•	Prospectus dated February 26, 2018:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

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